EXHIBIT 99.1

Xenon Pharmaceuticals Reports First Quarter 2015 Financial Results and Provides Corporate Update

Continued Pipeline Progress in Partnered and Proprietary Programs

Conference Call/Webcast Today at 4:30 p.m. Eastern Time

BURNABY, British Columbia, May 12, 2015 (GLOBE NEWSWIRE) -- Xenon Pharmaceuticals Inc. (Nasdaq:XENE), a clinical-stage biopharmaceutical company, today reported its financial results for the quarter ended March 31, 2015 and provided a corporate update.

Dr. Simon Pimstone, Xenon's President and Chief Executive Officer, said, "We continue to make good progress towards our goal of advancing a diversified pipeline of partnered and proprietary programs. In our Teva collaboration, Teva recently initiated patient enrollment in a Phase 2b clinical trial of TV-45070 in postherpetic neuralgia, or PHN, with results expected in the second half of 2016. Teva's Phase 2b trial of TV-45070 in osteoarthritis remains on track and we expect results from the trial in the third quarter of this year. Our collaborations with Genentech are also proceeding well; the Phase 1 clinical trial of GDC-0276 is expected to complete enrollment later this year and we are progressing toward identifying new pain targets. In addition, we continue to make progress in our proprietary pipeline with a focus on advancing our acne product, XEN801, into clinical development later this year, filing an IND in our Dravet Syndrome program in 2016 and identifying novel target using our Extreme Genetics platform."

2015 Achievements to Date

Partnered Pain Programs with Teva and Genentech

  Xenon's partner Teva Pharmaceutical Industries Ltd. is conducting a randomized, double-blind, placebo-controlled Phase 2b clinical trial for TV-45070 in osteoarthritis. Results from the trial are expected in the third quarter of 2015. TV-45070 is a topically applied small-molecule inhibitor of the sodium channel Nav1.7 and other sodium channels, including those that are expressed in the pain-sensing peripheral nervous system.
  Teva recently initiated patient enrollment in a Phase 2b clinical trial of TV-45070 in patients with PHN, with results expected in the second half of 2016.
  Xenon's partner Genentech, a member of the Roche Group (SIX:RO) (SIX:ROG) (OTCQX:RHHBY), is currently conducting a Phase 1 clinical trial for GDC-0276, which is expected to complete patient enrollment in the second half of 2015. GDC-0276 is a selective, oral Nav1.7 small-molecule inhibitor being developed for the treatment of pain.
  Xenon and Genentech's second collaboration is focused on the discovery of novel pain targets in rare human pain disorders where individuals have either an inability to perceive pain or where individuals have non-precipitated spontaneous severe pain. A key goal of this collaboration is to identify new pain targets for drug discovery in 2015.

Glybera: First Commercial Launch in Europe

  Xenon's Glybera licensee, uniQure Biopharma B.V. (Nasdaq:QURE), has reported that its commercialization partner, Chiesi Farmaceutici S.p.A., has submitted price and reimbursement dossiers in key European countries in order to make Glybera accessible to patients. uniQure reports that while Chiesi believes the first patient may receive treatment by mid-2015, the ultimate timing is subject to several factors including the treating physician's decision and relevant patient consent. Chiesi has sole control over commercialization in Europe and neither uniQure nor Xenon will be providing additional guidance regarding commercialization progress. Glybera is the first gene therapy product approved in the European Union for the treatment of the orphan disorder lipoprotein lipase deficiency, and is the first product whose active ingredient was derived from Xenon's platform to receive commercial approval. Xenon is eligible to receive a royalty on commercial sales.

Xenon's Proprietary Programs

  XEN801, is a stearoyl Co-A desaturase, or SCD1 inhibitor, for the treatment of acne. Xenon expects to file an investigational new drug, or IND, equivalent application to initiate a Phase 1 clinical trial in mid-2015. If supported by positive data from the Phase 1 trial, Xenon plans to initiate a proof-of-concept Phase 2 clinical trial in the second half of 2015. It is estimated that in the United States there are approximately 11 million people with moderate acne and 1.2 million people with severe acne. SCD1 is an enzyme involved in lipid synthesis that is expressed in sebaceous glands in the skin. By inhibiting SCD1, XEN801 represents a novel approach to treat acne with a dual mechanism of action expected to reduce both sebum production and the size and number of sebaceous glands.
  Xenon's development of a Nav1.6 sodium channel inhibitor for the treatment of the orphan disorder Dravet Syndrome continues to progress and Xenon expects to file an IND application in 2016. Dravet Syndrome is an orphan disease of severe childhood epilepsy, and represents a high unmet medical need, affecting 7,500-15,000 patients in the United States. Xenon's approach to treating Dravet Syndrome is to develop selective and potent inhibitors of Nav1.6 which have demonstrated efficacy for seizures in a pre-clinical animal model.
  Xenon also anticipates selecting its next drug discovery target in 2015 by leveraging its Extreme Genetics® discovery platform and expertise in ion channel chemistry and biology.

First Quarter 2015 Financial Results

Cash and cash equivalents and marketable securities as of March 31, 2015 were $75.4 million, compared to $84.0 million as of December 31, 2014. There were 14,222,275 shares outstanding as of March 31, 2015.

For the quarter ended March 31, 2015, Xenon reported total revenue of $4.0 million, compared to $5.0 million for the same period in 2014. Revenue in both periods was primarily derived from Xenon's collaboration agreements with Teva and Genentech. The decrease of $1.0 million was primarily attributable to $0.8 million recognized in Q1 2014 relating to the upfront payment from the December 2011 collaborative development and license agreement with Genentech. No such amounts were recognized in the current quarter as the upfront payment was fully recognized by December 2014. The remaining decrease was due to less full time equivalent funding from both Genentech and Teva and the change in the foreign exchange rate between the U.S. and Canadian dollar.

Research and development expenses for the quarter ended March 31, 2015 were $3.4 million, compared to $2.5 million for the same period in 2014. The increase of $0.9 million was primarily attributable to a $1.5 million increase in preclinical and discovery program expenses primarily related to an increase in spending on the XEN801 and Nav1.6 sodium channel inhibitor programs. This increase was partially offset by decreases in Teva and Genentech collaboration expenses.

General and administrative expenses for the quarter ended March 31, 2015 were $1.8 million, compared to $1.4 million in the same period in 2014. The increase of $0.4 million was primarily attributable to additional expenses incurred as a public company.

Other expense was $3.0 million for the three months ended March 31, 2015 as compared to other income of $0.3 million for the three months ended March 31, 2014, a change of $3.4 million, primarily attributable to $3.1 million of unrealized foreign exchange losses arising largely from the translation of $54.5 million of cash and cash equivalents and marketable securities denominated in Canadian dollars to U.S. dollars and a decrease in the value of the Canadian dollar during the period.

Net loss for the quarter ended March 31, 2015 was $4.2 million, compared to net income of $1.4 million for the same period in 2014. The decrease was primarily attributable to lower revenue, higher operating expenses and unrealized foreign exchange losses recorded in the quarter ended March 31, 2015.

Conference Call Today at 4:30 p.m. Eastern Time

Xenon will host a conference call and live audio webcast today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss first quarter 2015 financial results and to provide a business update.

To participate in the call, please dial (855) 779-9075 for domestic callers or (631) 485-4866 for international callers, and provide conference ID number 40757543. The webcast will be broadcast live on the investors section of Xenon's website at www.xenon-pharma.com and will be available for replay following the call for 30 days.

About Xenon Pharmaceuticals Inc.

Xenon is a clinical-stage biopharmaceutical company discovering and developing a pipeline of differentiated therapeutics for orphan indications that it intends to commercialize on its own and for larger market indications that the company intends to partner with global pharmaceutical companies. Xenon has built a core enabling discovery platform, referred to as Extreme Genetics®, for the discovery of validated drug targets by studying rare human diseases with extreme traits, including diseases caused by mutations in ion channels, known as channelopathies. Xenon's Extreme Genetics® platform has yielded the first approved gene therapy product in the European Union and a broad development pipeline and multiple pharmaceutical partnerships, including with Teva and Genentech. For more information, please visit www.xenon-pharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995 and Canadian securities laws. These forward-looking statements are not based on historical fact, and include statements regarding the timing of IND or IND equivalent submissions with regulatory agencies, the initiation of future clinical trials, the timing of and results from ongoing clinical trials and pre-clinical development activities, the commercial launch of Glybera in the European Union, our achievement of certain milestones under our collaboration agreements, and the plans of our collaboration partners and their interactions with regulatory agencies. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our or our collaborators' product candidates; our Extreme Genetics® discovery platform may not yield additional product candidates; any of our or our collaborators' product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; Glybera may have its conditional regulatory approval revoked or modified or may not attain adequate reimbursement coverage from third party payers; we may not achieve additional milestones pursuant to our collaboration agreements; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission and the securities commissions in British Columbia, Alberta and Ontario. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

The Xenon logo and "Extreme Genetics" are registered trademarks or trademarks of Xenon Pharmaceuticals Inc. in various jurisdictions.

Xenon Pharmaceuticals Inc.
Condensed consolidated balance sheets
(Unaudited)
(Expressed in thousands of U.S. dollars except share data)

	March 31,	December 31,
	2015	2014

Assets
Current assets:
Cash and cash equivalents and marketable securities	$75,381	$84,041
Other current assets	1,669	901
Other assets	2,353	2,476
Total assets	$79,403	$87,418

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$1,530	$2,664
Deferred revenue, current portion	8,724	11,622
Non-current liabilities	180	353
Total liabilities	$10,434	$14,639

Shareholders' equity	68,969	72,779
Total liabilities and shareholders' equity	$79,403	$87,418

Xenon Pharmaceuticals Inc.
Condensed consolidated statements of operations
(Unaudited)
(Expressed in thousands of U.S. dollars except share and per share data)

	Three Months Ended March 31,
	2015	2014

Revenue:
Collaboration revenue	$4,010	$5,001
Operating expenses:
Research and development	3,427	2,533
General and administrative	1,789	1,436
Total operating expenses	5,216	3,969
Income (loss) from operations	(1,206)	1,032
Other income (expense)	(3,019)	341
Net income (loss)	(4,225)	1,373
Net income attributable to participating securities	--	1,373
Net loss attributable to common shareholders	$(4,225)	$ --

Net loss per share attributable to common shareholders:
Basic and diluted	$(0.30)	$ --
Weighted-average shares outstanding:
Basic and diluted	14,212,579	1,345,312
CONTACT: Ian Mortimer
         Chief Financial Officer and Chief Operating Officer
         Xenon Pharmaceuticals Inc.
         Phone: 604.484.3300
         Email: investors@xenon-pharma.com